Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Agrium Pension Committee
Agrium Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Agrium Inc. of our report dated June 15, 2009 relating to the statement of net assets available for plan benefits of the Agrium 401(k) Retirement Savings Plan as of December 31, 2008, the related statement of changes in net assets available for plan benefits for the year ended December 31, 2008, and the related supplemental schedule as of December 31, 2008, which appears in the December 31, 2008 Annual Report on Form 11-K of the Agrium 401(k) Retirement Savings Plan.
We also consent to the incorporation by reference in this Registration Statement on Form S-8 of Agrium Inc. of our report dated June 25, 2009 relating to the statement of net assets available for plan benefits of the Agrium U.S. Retail 401(k) Savings Plan as of December 31, 2008, the related statement of changes in net assets available for plan benefits for the year ended December 31, 2008, and the related supplemental schedule as of December 31, 2008, which appears in the December 31, 2008 Annual Report on Form 11-K of the Agrium U.S. Retail 401(k) Savings Plan.
/s/ Eide Bailly LLP
Greenwood Village, Colorado
August 31, 2009